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Exhibit 99.2

CONSENT AND ACKNOWLEDGEMENT

        The undersigned is a proposed director of Tri-S Security Corporation, a Georgia corporation (the "Company"), to take office upon the effectiveness of the Registration Statement on Form S-1 (No. 333-119737) filed by the Company in connection with its initial public offering (as may be amended, the "Registration Statement"). As such, the undersigned understands that the undersigned must be included in the prospectus forming a part of the Registration Statement as a proposed director. Accordingly, the undersigned hereby consents to the inclusion in the Registration Statement filed with the Securities and Exchange Commission of (i) the undersigned's name as a proposed director of the Company, (ii) the description of the undersigned's business experience and (iii) the other information regarding the undersigned as set forth in the "Management" section of such Registration Statement.

Signature:	/s/ L.K. TOOLE
Print Name:	L.K. Toole
Date:	12/29/04

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CONSENT AND ACKNOWLEDGEMENT